News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ANNOUNCES ORGANIZATIONAL CHANGES

CINCINNATI, May 4, 2011 - The Procter & Gamble Company (NYSE:PG) today announced the following organizational changes:

·
Edward D. Shirley, Vice Chairman – Beauty and Grooming, will retire from P&G, effective January 1, 2012, after 33 years service.  Until that time, effective July 1, 2011, Mr. Shirley has been named Vice Chairman on Special Assignment, continuing to report to Robert A. McDonald, Chairman of the Board, President and Chief Executive Officer.  He will be focused on ensuring the seamless transition of the Beauty and Grooming business.

·
Dimitri Panayotopoulos, Vice Chairman–Global Household Care, has been appointed Vice Chairman–Global Business Units, assuming responsibility for both the Beauty and Grooming and Household Care businesses.  Mr. Panayotopoulos will continue to report to Mr. McDonald.

Mr. Shirley’s career began with The Gillette Company where he held positions of growing importance culminating in being appointed President of International Commercial Operations prior to the acquisition of the Gillette business by P&G in 2005.   He was appointed Group President of P&G’s North American business following the acquisition and promoted to the role of Vice Chairman, Beauty and Grooming in 2008.

“Ed has had an outstanding career,” said P&G Chairman of the Board, President and Chief Executive Officer Robert A. McDonald.  “He was one of the most respected leaders at Gillette and he played a pivotal role in ensuring the success of the Gillette integration into P&G.  He continued that inspirational leadership of our North American operations and then as Vice Chairman provided the strategic vision to energize the growth of our Beauty and Grooming global businesses.”

As part of this management change, P&G will move its two Global Business Units (GBUs) - Beauty & Grooming and Household Care - under the leadership of Dimitri Panayotopoulos.

“Dimitri is another outstanding leader whose vision will continue to help drive our growth strategy. This new structure is the right one for the business at this point in time.  This evolution of our structure is normal business practice for us and may evolve further in the future as our strategy and business conditions create new needs and opportunities,” added Mr. McDonald.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers, Tide, Ariel, Always, Whisper, Pantene, Mach3, Bounty, Dawn, Gain, Pringles, Charmin, Downy, Lenor, Iams, Crest, Oral-B, Duracell, Olay, Head & Shoulders, Wella, Gillette, Braun and Fusion. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

P&G Media Contact:
Paul Fox, 513.983.3465